Exhibit 3.2

FORM OF

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

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Adopted in accordance with the provisions of §228 and §242 of the General Corporation Law of the State of Delaware

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The undersigned, being the Chief Financial Officer and Treasurer of SailPoint Technologies Holdings, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on June 27, 2017 (the “Existing Certificate”)

SECOND: That the Existing Certificate be, and hereby is, amended by deleting Article IV, Section 1 in its entirety and substituting in lieu thereof a new Article IV, Section 1 to read as follows:

ARTICLE IV

Section 1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,500,000 consisting of: (a) 300,000,000 shares of Common Stock, $0.0001 par value per share (hereinafter called “Common Stock”), and (b) 500,000 shares of Series A Preferred Stock, $0.0001 par value per share (hereinafter called “Preferred Stock”).

THIRD: That the Existing Certificate be, and hereby is, amended by adding a new sentence after the first sentence of Article IV, Section 3.3(a) to read as follows:

“For greater clarity, the conversion contemplated by this Section 3.3(a) shall be deemed effective one minute after the effectiveness of the filing of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation first inserting this sentence, which Certificate of Amendment is being filed immediately prior to the closing of a Qualified IPO.”

FOURTH: That the Existing Certificate be, and hereby is, amended by deleting the first sentence of Article IV, Section 3.3(c) in its entirety and substituting in lieu thereof a new sentence to read as follows:

“Following any conversion pursuant to this Section 3.3, the holder of Preferred Stock shall receive a certificate or certificates (or book-entry) representing shares of Common Stock upon the surrender of any certificate or certificates evidencing such shares so converted (the “Converting Shares”), duly assigned to the Corporation or endorsed in blank, at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Preferred Stock) at any time during its usual business hours.”

FIFTH: That the members of the board of directors of the Corporation approved the foregoing amendment by written consent pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

SIXTH: That the stockholders entitled to vote thereon approved the foregoing amendment by written consent in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

SEVENTH: The amendments set forth herein have been duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation is the act and deed of the Corporation and the facts stated herein are true and accordingly has hereunto set his hand this      day of November, 2017.

SAILPOINT TECHNOLOGIES HOLDINGS, INC., a Delaware corporation

By:
Name:	Cam McMartin
Title:	Chief Financial Officer

Certificate of Amendment – SailPoint Technologies Holdings, Inc.